Exhibit 99.1

Hampden Bancorp, Inc. Reports First Quarter Results and Declares Cash Dividend

SPRINGFIELD, Mass.--(BUSINESS WIRE)--November 2, 2010--Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three months ended September 30, 2010.

The Company had net income for the three months ended September 30, 2010 of $543,000, or $0.09 per basic and $0.08 per fully diluted share, as compared to a net loss of $162,000, or $(0.02) per basic and fully diluted share, for the same period in 2009. The reason for the increase in net income was due to a decrease in the provision for loan losses of $542,000, or 64.4%, for the three months ended September 30, 2010 compared to the three months ended September 30, 2009. Also, for the three month period ended September 30, 2010, net interest income increased by $244,000 compared to the three month period ended September 30, 2009. This increase in net interest income was mainly due to a decrease in deposit interest expense of $341,000 and a decrease in borrowing interest expense of $159,000 for the three months ended September 30, 2010 compared to the three months ended September 30, 2009. There was also a decrease in non-interest expense of $120,000 for the three months ended September 30, 2010 compared to the three months ended September 30, 2009. The decrease in non-interest expense was primarily due to a gain on the sale of other real estate owned of $15,000 for the for the three months ended September 30, 2010 compared to a write-down of other real estate owned of $225,000 for the three months ended September 30, 2009.

The Company’s total assets decreased $10.4 million, or 1.8%, from $584.0 million at June 30, 2010 to $573.6 million at September 30, 2010. This decrease in total assets was primarily the result of a $6.7 million commercial loan payoff and the withdrawal of a certificate of deposit in the same amount that secured the loan. Net loans, including loans held for sale, decreased $14.8 million, or 3.6%, to $398.8 million at September 30, 2010, and securities decreased 5.3% or $5.9 million from $111.4 million to $105.5 million as of September 30, 2010. Cash and cash equivalents increased $9.7 million, or 32.2%, to $39.7 million at September 30, 2010. The Company repurchased 161,600 shares of Company stock for $1.6 million in the first quarter of fiscal 2011 pursuant to the Company’s third Stock Repurchase Program announced in June 2010. The Company also purchased an additional 10,500 shares from Hampden Bank Charitable Foundation.

Non-performing assets totaled $10.0 million or 1.74% of total assets, at September 30, 2010 compared to $6.6 million, or 1.13% of total assets, at June 30, 2010. The increase in non-performing assets is primarily made up of two commercial relationships totaling $4.1 million. Total non-performing assets included $9.5 million of non-performing loans and $550,000 of other real estate owned. From June 30, 2010 to September 30, 2010, commercial mortgage non-performing loans have increased $2.8 million, commercial non-performing loans have increased $862,000 and consumer non-performing loans have increased $150,000. A partial offset to these increases was a decrease in residential mortgage non-performing loans of $34,000. Impaired loans totaled $18.1 million as of September 30, 2010. The Company has established a $1.6 million specific reserve, which management feels is sufficient to cover estimated losses for these impaired loans.

Deposits decreased $5.2 million, or 1.2%, to $414.9 million at September 30, 2010 from $420.1 million at June 30, 2010. Certificates of deposits decreased $7.8 million, and savings deposits decreased $1.0 million. A partial offset to the decreases in certificates of deposits and savings deposits was an increase in demand deposits of $1.7 million, an increase in NOW accounts of $1.4 million, and an increase in money market accounts of $515,000 from June 30, 2010 to September 30, 2010.

Short-term borrowings, including repurchase agreements, increased $59,000, or 0.9%, to $6.9 million at September 30, 2010 from $6.8 million at June 30, 2010. Long-term debt decreased $5.2 million, or 8.9%, to $53.0 million at September 30, 2010 from $58.2 million at June 30, 2010.

Stockholders’ equity decreased $1.1 million, or 1.1%, to $93.7 million at September 30, 2010 from $94.8 million at June 30, 2010. The Company repurchased 161,600 shares of Company stock, at an average price of $10.04 per share, in the first quarter of fiscal 2011 pursuant to the Company’s third Stock Repurchase Program announced in June 2010. In addition the Company purchased 10,500 shares of Company stock, at $9.95 per share, from Hampden Bank Charitable Foundation. Our ratio of capital to total assets increased slightly to 16.3% as of September 30, 2010 compared to 16.2% at June 30, 2010.

According to Thomas R. Burton, President and CEO, “Although technically the recession has ended, we remain cautious as we see limited improvement in the local economy. Non performing loans increased in this quarter, principally due to two commercial credits. Although nonperforming residential loans have not been the major portion of non performing assets, we continue to work with homeowners and have modified loans wherever possible for those borrowers falling behind in their payments.

Our operating fundamentals remain strong as net interest margin continues to improve, core deposits continue to increase, and fee income remains consistent in spite of the changes required by Regulation E, particularly as it relates to overdraft protection and other bank fees. Due to the low yield and long duration of many of the mortgages originated in the quarter, the Company sold these mortgages in the secondary market resulting in a larger than normal gain on sale of mortgages.”

The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on November 29, 2010, to shareholders of record at the close of business on November 12, 2010.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank currently has nine office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

HAMPDEN BANCORP, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA (unaudited)

	At September 30,	At June 30,
	2010	2010
Selected Financial Condition Data:	(unaudited)
	(In Thousands)
Total assets	$573,643	$584,039
Loans, net (a)	398,777	413,547
Securities	105,499	111,379
Deposits	414,863	420,060
Short-term borrowings, including repurchase agreements	6,865	6,806
Long-term debt	53,019	58,196
Total Stockholders' Equity	93,687	94,773

(a) Includes loans held for sale of $2,520,000 at September 30, 2010, and $933,000 at June 30, 2010.

	For The Three Months Ended September 30,
	2010	2009
	(unaudited)
Selected Operating Results:	(In thousands, except per share data)

Interest and dividend income, including fees	$6,672	$6,928
Interest expense	2,169	2,669
Net interest income	4,503	4,259
Provision for loan losses	300	842
Net interest income after provision for loan losses	4,203	3,417
Non-interest income	644	634
Gain on sales, net	189	29
Non-interest expense	4,192	4,312
Income (loss) before income tax expense	844	(232)
Income tax expense (benefit)	301	(70)
Net income (loss)	$543	$(162)

Basic earnings (loss) per share	$0.09	$(0.02)
Basic weighted average shares outstanding	6,382,519	6,602,476

Diluted earnings (loss) per share	$0.08	$(0.02)
Diluted weighted average shares outstanding	6,417,431	6,602,476

	At September 30,	At June 30,
	2010	2010
Selected Ratios:	(unaudited)

Non-performing loans to total loans	2.36%	1.37%
Non-performing assets to total assets	1.74%	1.13%
Allowance for loan losses to non-performing loans	67.08%	110.93%
Allowance for loan losses to total loans	1.58%	1.52%

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com